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                                                                    Exhibit 23.3



               Consent of Ernst & Young LLP, Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2001 Incentive Plan of PerkinElmer, Inc., for the registration of 4,400,000 shares of common stock, of our report dated March 10, 2000, except for the last paragraph of Note 16, as to which the date is June 12, 2000, with respect to the consolidated financial statements of NEN Life Sciences, Inc. as of December 31, 1998 and 1999 and for the period July 1, 1997 through December 31, 1997 and the years ended December 31, 1998 and 1999, included in PerkinElmer, Inc.'s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 1, 2000.



                                           /s/ERNST & YOUNG LLP
May 29, 2001
Boston, Massachusetts